As filed with the Securities and Exchange Commission on March 15, 2007	Registration No. _______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

____________________

INTERNATIONAL TOWER HILL MINES LTD.

(Exact name of registrant as specified in its charter)

#1901 – 1177 West Hastings Street

Vancouver, British Columbia, V6E 2K3

(Address, including zip code,

of registrant’s principal executive offices)

____________________

2006 Incentive Stock Option Plan

(Full title of the plan)

____________________

DL Services, Inc.

1420 Fifth Avenue, Suite 3400

Seattle, Washington 98101

(206) 903-8800

(Name, address and telephone number,

including area code, of agent for service of process)

____________________

Copy to:

Kenneth Sam, Esq.

Dorsey & Whitney LLP

Republic Plaza Building, Suite 4700

370 Seventeenth Street

Denver, CO 80202-5647

(303) 629-3445

____________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, no par value per share	2,830,000 shares issuable pursuant to options outstanding under the 2006 Incentive Stock Option Plan	US$ 2.31(2)	US$6,537,300	US$201
Common Shares, no par value per share	221,182 shares issuable pursuant to options available for issuance under the 2006 Incentive Stock Option Plan	US$ 2.23(4)	US$493,235.86	US$16
Total	3,051,182 shares(3)		US$7,030,535.86	US$217

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions provided for in the Plans in accordance with the provisions of the Plans.

(2)

Based on the weighted average exercise price of options granted under the 2006 Incentive Stock Option Plan outstanding as of the date of the filing of this registration statement. Actual exercise price is CDN$2.70, converted to US dollars using the noon trading rate as quoted by the Federal Bank of New York of US$1.00/CDN$1.1689 on March 12, 2007.

(3)	The 2006 Incentive Stock Option Plan authorizes the issuance of 10% of the Registrant’s issued and outstanding common shares, which on February 6, 2007 was 30,511,824.
(4)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average best bid and ask prices for the Registrant’s Common Shares on March 12, 2007, as quoted on the Over-the-Counter Bulletin Board, which was US$2.23 per share.

This registration statement on Form S-8 registers common shares, no par value per share (“Common Shares”), of International Tower Hill Mines Ltd. (the “Registrant”) issued pursuant to restricted stock awards or to be issued pursuant to restricted stock grants or the exercise of stock options or rights granted or to be granted under the Registrant’s 2006 Incentive Stock Option Plan (the “Plan”).

PART II.       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed in (a) through (b) below are incorporated by reference in this registration statement.

(a)	The Registrant’s latest annual report on Form 20-F for the fiscal year ended May 31, 2006, filed pursuant to Section 13 or 15(d) under the Exchange Act on December 29, 2006.
(b)	All of the Registrant’s Current Reports on Form 6-K furnished to the Commission since May 31, 2006.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Common Stock

The Registrant is currently authorized to issue 500,000,000 shares of common stock of the Company, without par value (“Common Shares”). As of February 6, 2007 there were 30,511,824 Common Shares issued and outstanding, with 2,830,000 reserved for issuance upon the exercise of granted Common Shares stock options under the Registrant’s 2006 Incentive Stock Option Plan.

The Registrant’s Common Shares entitle the holder thereof to one vote for each Common Share held if voting is conducted by polling, proxy or a show of hands. Subject to the Business Corporations Act (British Columbia), every motion put to a vote at a meeting of the shareholders will be decided on a show of hands unless a poll is directed by the chair of the meeting or demanded by at least one shareholder who is entitled to vote and who is present in person or by proxy. The Common Shares do not have cumulative voting rights. A majority of the votes cast on a resolution at a meeting of the shareholders at which quorum is present is sufficient to pass a resolution of the shareholders; provided however, that a special resolution of the shareholders requires a vote of two-thirds of the votes cast on the special resolution. Subject to the Articles of Incorporation and the Business Corporations Act (British Columbia), the Registrant may by special resolution:

(1)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;
(2)

increase, reduce or eliminate the maximum number of shares that the Registrant is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Registrant is authorized to issue out of any class or series of shares for which no maximum is established;

(3)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;
(4)	if the Registrant is authorized to issue shares of a class of shares with par value:
(a)	decrease the par value of those shares; or

(b)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;
(5)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;
(6)	alter the identifying name of any of its shares; or
(7)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.
(8)

create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(9)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

The payment of dividends are subject to the rights, if any, of shareholders holding shares with special rights as to dividends. Currently, no securities of the Registrant have special rights to dividends. The Board of Directors may from time to time declare and authorize payment of such dividends as they may deem advisable. No dividend bears interest against the Registrant.

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision of all liabilities and any preferential liquidation rights of any securities with special rights as to liquidation. Currently, no securities of the Registrant have special rights as to liquidation.

Item 5.	Interests of Named Experts and Counsel.

None

Item 6.	Indemnification of Directors and Officers.

The articles of the Registrant provide that subject to the Business Corporations Act (British Columbia) (the “Corporations Act”), the Registrant must indemnify a director, former director, alternate director, of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Subject to the Corporations Act, the articles of the Registrant further provide that the Registrant may indemnify any person.

Under the Corporations Act, the Registrant may indemnify an individual who (a) is a past or present director or officer of the Registrant; (b) is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant; or (ii) at the request of the Registrant; or (c) at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity (each of the foregoing being an “eligible party”), against judgments, penalties and fines incurred in connection with and, amounts paid in settlement of, an “eligible proceeding”.

An “eligible proceeding” is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (a) is or may be joined as a party to, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

In addition, the Registrant may after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding. Expenses include costs, charges and expenses, including legal and other fees, but do not include judgments, penalties, fines or amounts paid in settlement of a proceeding

Payment of expenses actually and reasonably incurred by an eligible party in respect of an eligible proceeding is mandatory under the Corporations Act if, after the final disposition of that proceeding, the eligible party (a) has not been reimbursed for those expenses; and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding The Registrant may also pay the expenses actually and reasonably incurred by an eligible party in respect of an eligible proceeding as they are incurred, in advance of the final disposition of that proceeding; however, the eligible party must first provide a written undertaking that he or she will repay the amounts advanced if it is ultimately determined that he or she did not fulfill the conditions set out in (a) through (d) of the paragraph which follows.

The Registrant must not indemnify an eligible party or pay the expenses of an eligible party if (a) the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles; (b) if the indemnity or payment is made otherwise than under an earlier. agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles; (c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; (d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful; or (e) the eligible proceeding is brought against the eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation.

However, the articles of the Registrant provide that the failure of a director, alternate director or officer of the Registrant to comply with the Corporations Act or the articles will not invalidate any indemnity to which he or she is entitled under the articles.

Notwithstanding the above limitations of the Corporations Act and whether or not payment of expenses or indemnification has been sought, authorized or declined, the Registrant or an eligible party may apply to the Supreme Court of British Columbia for (a) an order requiring the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding; (b) an order requiring the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding; (c) an order for the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant; (d) an order requiring the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an such an order; or (e) any other order the court considers appropriate.

The Corporations Act allows the Registrant to purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation.

The articles of the Registrant further provide that the Registrant may also purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who (a) is or was a director, alternate director, officer, employee or agent of the Registrant; (b) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant; (c) at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (d) at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity against any liability incurred by him or her as such a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Item 7.	Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits.
Exhibit Number	Exhibit
4.1	2006 Incentive Stock Option Plan (Incorporated by reference to Exhibit 99.7 of the Registrant’s Annual Report filed December 29, 2006)
5.1	Opinion of Gowling Lafleur Henderson LLP
23.1	Consent of MacKay LLP, Chartered Accountants
23.2	Consent of Gowling Lafleur Henderson LLP (Included in Exhibit 5.1)
24.1	Power of Attorney

Item 9.	Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on this 15th day of March, 2007

International Tower Hill Mines Ltd. By: /s/ Jeffrey A. Pontius Jeffrey A. Pontius Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 15, 2007.

/s/ Jeffrey A. Pontius _______________________________ Jeffrey A. Pontius	Chief Executive Officer and President

/s/ Michael W. Kinley _______________________________ Michael W. Kinley	Chief Financial Officer

/s/ Hendrik Van Alphen _______________________________ Hendrik Van Alphen	Chairman of the Board and Director

/s/ Anton J. Drescher _______________________________ Anton J. Drescher	Director

/s/ Rowland Perkins _______________________________ Rowland Perkins	Director

/s/ Gerhard J. Drescher _______________________________ Gerhard J. Drescher	Director

/s/ Benjamin Wayne Guenther _______________________________ Benjamin Wayne Guenther	Director

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	2006 Incentive Stock Option Plan (Incorporated by reference to Exhibit 99.7 of the Registrant’s Annual Report filed December 29, 2006)
5.1	Opinion of Gowling Lafleur Henderson LLP
23.1	Consent of MacKay LLP, Chartered Accountants
23.2	Consent of Gowling Lafleur Henderson LLP (Included in Exhibit 5.1)
24.1	Power of Attorney